Exhibit 14

CODE OF ETHICS OF STRATECO RESOURCES INC.

The Code of Ethics of Strateco Resources Inc. (hereafter called “Society”) is composed of the following standards of conduct that the Society has adopted for its Directors, and Officers:

1.0

Each member of the Board of Directors and each Officer of the Society shall have at all times in the conduct of the Society’s business, an honest and ethical conduct, including ethical handling of actual or apparent conflict of interest;

1.01

Each member of the Board of Directors who is in conflict of interest between his or her personal and his or her professional relationships on a matter submitted to a vote shall inform the other members of the Board of Directors of his or her conflict of interests. Furthermore that person shall not be present and shall not participate to the debate and to the vote on that subject.

1.02

Each Officer of the Society who is in conflict of interest between his or her personal and his or her professional relationships on a matter that is submitted to his or her attention shall delegate whenever possible to do so that matter to another Officer. If it is impossible or impracticable to delegate, the Officer after should handle that matter with honesty, good faith and in the best interests of the Society with the duty of care of a reasonable and prudent person would use in the same circumstances. In either case, the Officer shall notify the Board of Directors in writing of this conflict of interests and of the choice of action undertaken.

2.0

The President or Executive Vice-President shall review reports and documents to be filed with the Securities Commissions and in other public communications made by the Society;

2.01

The President or Executive Vice-President shall seek as necessary professional services to insure themselves that the reports and documents filed with the Securities Commissions and in other public communications made by the Society are in compliance with applicable governmental laws, rules and regulations.

2.02

The President or Executive Vice-President shall insure themselves that such reports and documents provide a full, fair, accurate, timely and understandable disclosure.

3.0

In the event that a person knows of a default by a member of the Board of Directors or an Officer of the Society to maintain honest and ethical conduct pursuant to his or her functions in the Society and that person informs by notice in writing the Board of Directors or any Officer of Society of that default the following steps shall be undertaken thereafter by the Board of Directors:

3.01

The Board of Directors shall fix a special meeting in a delay of twenty days from the receipt of the written notice;

3.02

The Board shall notify in writing the person against whom the allegations are made of the date fixed by the Board of Directors to hear the matter and join to it copy of the written notice containing the allegations;

3.03

The person against whom the allegations are made shall have until the date fixed for the meeting of the Board of Directors to give his or her representations in writing and shall notify the Board of Directors if he or she has witnesses to present at the meeting of the Board of Directors;

3.04

The Board of Directors shall at the meeting or in a delay maximal of thirty days following the meeting render a decision whether a dishonest or unethical conduct occurred and if so, what should be the appropriate and reasonable sanction to be imposed. In each case, the Board of Directors shall give written justification for its decision.

3.05.

This sanction could vary from a warning to a dismissal by the Board of Directors of an Officer or a recommendation by the Board of Directors to the shareholders for revocation of a Director’s mandate.

4.0

In order to facilitate the enforcement of this Code of Ethics, the person having made the allegations of dishonest or unethical conduct shall not at any time suffer retaliatory acts for having made these allegations.

5.0

This Code of Ethics shall be made pubic on the Web site of the Society and be attached as an exhibit to the annual report of the Society to be filed with the U.S. Securities and Exchange Commission.

Adopted at Boucherville, on February 18, 2004.

IN THE NAME OF THE BOARD OF DIRECTORS

/s/ Guy Hébert

_____________________

Guy Hébert, President